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Exhibit 99 - Press Release

Emergency Filtration Products Receives Approval from United States Department of Defense for Its Filter Technology Platform
Monday January 10, 11:27 am ET

Company to Cancel Series "B" Warrants Pursuant to Financing Agreement

HENDERSON, Nev.--(BUSINESS WIRE)--Jan. 10, 2005-- Emergency Filtration Products Inc. (EFP) (OTCBB: EMFP - News) today announced that it has received confidential and official notification from the United States Department of Defense approving the use of its filter technology for the U.S. military. This notification included specific reference to the company's protective masks as well as an interest to develop filtration systems for use in tanks, vehicles and shelter (buildings).

The company intends to work closely with the U.S. military and designated manufacturers to further the development of its filter technology, with the objective of including it into a number of products that would be used to protect U.S. military personnel worldwide.

"We are gratified and honored that the U.S. military has deemed our filter technology fit for use to protect U.S. military personnel," said Douglas K. Beplate, president, EFP. "We will continue to work diligently with the U.S. military, and any manufacturers with whom we are directed to collaborate, to incorporate our filter technology into any applications required by the military."

Separately, the company announced that it will cancel its Class B Warrants for the purchase of 2,000,000 shares of common stock pursuant to the terms of its financing agreement. The agreement allowed the company to effectively cancel the Class B warrants by the validation and acknowledgment, in the form of a letter or statement from the United States Department of Defense, that the company's products are approved for military use and/or can be used in military applications.

About Emergency Filtration Products Inc.

EFP (http://www.emergencyfiltration.com/) is an air filtration products manufacturer whose patented 2H Technology(TM) filter system has produced filtration efficiencies of "greater than 99.99%" at a particulate size of
0.027 microns. Its initial products were developed for the medical market: the Vapor Isolation Valve(TM) and RespAide(TM) CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and the 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask(TM), a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat(TM), a modified hemostatic collagen, to the U.S. military for surgery and extreme wound care.

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The

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actual future results of the company could differ significantly from such forward-looking statements. Sales may be dependent on the success of future marketing campaigns, the signing of definitive agreements with additional distributors, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

     Contact:

     Emergency Filtration Products Inc., Henderson
     Wendy Harper, 702-558-5164
     Fax: 702-567-1893
     contactus@emergencyfiltration.com
     www.emergencyfiltration.com

                               or
     WPH Consultants Ltd. (Investor Relations)
     Philippe Niemetz, 800-477-7570 or 212-344-6464
     Fax: 212-509-2755
     philippe.niemetz@wphconsultants.com